Mail Stop 4561

      March 24, 2006



Mr. John A. Grillo
Chief Executive Officer
National Energy Services Company, Inc.
3153 Fire Road, Suite 2C
Egg Harbor Township, NJ  08234

Re:	National Energy Services Company, Inc.
Form 10-KSB for the fiscal year ended October 31, 2005
      Amendment No. 2 to the above referenced Form 10-KSB
      File No. 000-50089

Dear Mr. Grillo:

      We have completed our review of the above referenced filings and have no further comments at this time.



								Sincerely,



      Steven Jacobs
      Branch Chief



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Mr. John A. Grillo
National Energy Services Company, Inc.
March 16, 2006
Page 2